Filed Pursuant to Rule 424(b)(5)

Registration No. 333-271386

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 9, 2023)

____________

Genprex, Inc.

____________

Up to $75,000,000

Common Stock

____________

This prospectus supplement amends and supplements the information in the prospectus, dated June 9, 2023 (the “Base Prospectus”), filed as part of our registration statement on Form S-3 (File No. 333-271386), as previously amended and supplemented by our prospectus supplements dated November 10, 2025, December 20, 2024, November 8, 2024, August 16, 2024, May 20, 2024, and December 13, 2023 (the “Prior Prospectuses”). This prospectus supplement should be read in conjunction with the Prior Prospectuses, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectuses. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectuses, and any future amendments or supplements thereto. The information in this prospectus supplement gives effect to the one-for-fifty (1-for-50) reverse stock split of our common stock, par value $0.001 per share, effected at 12:01 a.m. Eastern Time on October 21, 2025.

We filed the Prior Prospectuses and are filing this prospectus supplement to register the offer and sale of our common stock, par value $0.001 per share (the “common stock”), from time to time pursuant to the terms of that certain At the Market Offering Agreement, dated December 13, 2023 (the “Sales Agreement”), by and between H.C. Wainwright & Co., LLC, acting as the agent, and us. Pursuant to this prospectus supplement, we are registering the offer and sale of up to $75,000,000 of additional shares of our common stock from time to time pursuant to the terms of the Sales Agreement.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GNPX”. On November 21, 2025, the last reported sale price of our common stock on Nasdaq was $3.00 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the December 13, 2023 Prospectus Supplement, Page 5 of the Base Prospectus, and the risks discussed under similar headings in documents incorporated by reference into this prospectus supplement and the Prior Prospectuses, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is November 21, 2025.